Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 21, 2012	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2011:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended December 31:	2011	2010

Net Sales	$ 15,618,000	$ 12,821,000

Net Income	$ 1,708,000	$ 1,986,000

Earnings Per Share - Basic and Diluted	$ 0.17	$ 0.20

Weighted Average Shares - Basic and Diluted	10,091,822	10,091,822

Twelve Months Ended December 31:	2011	2010

Net Sales	$ 54,193,000	$ 46,875,000

Net Income	$ 4,647,000	$ 4,566,000

Earnings Per Share - Basic and Diluted	$ 0.46	$ 0.45

Weighted Average Shares - Basic and Diluted	10,091,822	10,091,822

Kevin R. Hoben, President and CEO, announced that Net Sales for the three and twelve months ended December 31, 2011, had surged over the same periods in 2010 by 21.8% and 15.6%, respectively.  The Company has experienced a resurgence in sales since the announcement of its transition of its flexible gas piping products to TracPipe® CounterStrike® within the United States in June of 2011.  CounterStrike® is an advanced corrugated stainless steel tubing (CSST) system, which provides an extra measure of safety against the unlikely event of lightning.  Additionally, the Company’s highly engineered assembly products have seen increased sales, and more recent offerings such as DoubleTrac® have achieved greater market recognition for superior performance and ease of use.  The overall growth has been seen here in the United States and also internationally.

Although the final quarter of 2011 showed a decrease in net income of 14%, for the twelve months ending December 31, 2011, net income has improved by 1.8%.  The Company has continued to generate solid net income, despite a rise during 2011 in the cost of various commodities that are used in the Company’s core raw materials.  The Company also had increased spending on a largely non-recurring comprehensive campaign designed to highlight the transition to TracPipe® CounterStrike®, as well as the benefits of CSST in general.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control.  Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events.  The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release.  Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

2